Exhibit 3.72

COMPANIES ACTS, 1963 to 2001

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

(incorporating all amendments made up to and including 25 September 2001)

of

THE INSTITUTE OF BIOPHARMACEUTICS LIMITED

Incorporated 3rd July 1984

COMPANIES ACTS, 1963 to 2001

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

THE INSTITUTE OF BIOPHARMACEUTICS LIMITED

1.	The name of the company is “THE INSTITUTE OF BIOPHARMACEUTICS LIMITED”.

2.	The objects for which the Company is established are:

(1)	To carry on all or any of the businesses of manufacturers, buyers, sellers and distributing agents of and dealers in all kinds of products, instruments, appliances, implements, machinery and components, laboratory wear, plasma, cultures, vaccines, sera, culture-media, diagnostic re-agents, compounds, animal products, chemicals and plastics used in connection with medicine, medical and biological research, dentistry, and surgery, human and veterinary, and in or for medical or scientific laboratories, or for household, domestic, agricultural, industrial or educational purposes, and of and in all manner of patent, pharmaceutical, medicinal and medicated preparations, patent medicines, drugs, herbs, perfumes, creams, unguents, hairdressings, washes, pomades, dyes, cosmetics, skin preparations, soaps, oils, oleaginous and vaporaceous substances, beauty specialities, preparations and accessories of every description, and of and in pharmaceutical, medicinal, proprietary and industrial preparations, compounds, and articles of all kinds, chemists, druggists, and chemical manufacturers, merchants and dealers; and to manufacture, make, prepare, buy, sell, and deal in all articles, substances, and things commonly or conveniently used in or for making up, preparing, or packing any of the products in which the Company is authorised to deal, or which may be required by customers of or persons having dealings with the Company.

(2)	To establish, maintain and operate laboratories, research stations, sterilisation facilities, engineering works, factories and shops for the purpose of carrying on medical, biological, chemical, physical and other research in medicine, biology, chemistry, pharmacy, dentistry, industry or other unrelated or related fields.

(3)	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient.

(4)	To make, manufacture, process, package, prepare for sale, market and deal in all equipment, apparatus, tools, instruments and component parts used in connection with the construction, operation, maintenance or working of laboratories, research stations, sterilisation facilities, engineering works, factories and shops.

(5)	To engage, either alone or in conjunction with others, in any project or enterprise, whether commercial, national, educational or experimental, or for any other purpose whatsoever, in the fields of medicine, biology, chemistry, pharmacy, dentistry or other unrelated or related fields.

(6)	To carry on any other business except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(7)	To invest any monies of the Company in such investments (other than shares in the Company) and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(8)	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(9)	To borrow or raise or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

(10)	To adopt such means of making known the Company and its products and services as may seem expedient.

(11)	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property, undertaking, rights or assets of the Company and for such consideration as the Company might think fit. Generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(12)	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act, 1963, or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the Company in business.

(13)	To amalgamate with any other company.

(14)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, technology and know-how and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention or technology which may seem capable of being used, for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property rights or information so acquired.

(15)	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture or otherwise with any person or company or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(16)	To grant pensions or gratuities (to include death benefits) to any officers or employees or ex-officers or ex-employees of the Company, or its predecessors in business or the relations, families or dependants of any such persons, and to establish or support any non-contributory or contributory pension or superannuation funds, any associations, institutions, clubs, buildings and housing schemes, funds and trusts which may be considered calculated to benefit any such persons or otherwise advance the interests of the Company or of its members.

(17)	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(18)	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

(19)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

(20)	To undertake and execute any trusts the undertaking whereof may seem desirable, whether gratuitously or otherwise.

(21)	To procure the Company to be registered or recognised in any country or place.

(22)	To promote freedom of contract and to counteract and discourage interference therewith, to join any trade or business federation, union or association, with a view to promoting the Company’s business and safeguarding the same.

(23)	To do all or any of the above things in any part of the world as principal, agent, contractor, trustee or otherwise, and by or through trustees, agents or otherwise and either alone or in conjunction with others.

(24)	To distribute any of the property of the Company in specie among the members.

(25)	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

Note A: The objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be in no wise limited or restricted by reference to, or inference from, the terms of any other paragraph.

Note B: It is hereby declared that the word “company” in this clause (except where it refers to this Company) shall be deemed to include any partnership or other body of persons, whether or not incorporated and whether formed in Ireland or elsewhere.

3.	The liability of the members is limited.

4.	The share capital of the company is €625,000 divided into 500,000 shares of €1.25 each.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, Addresses and Descriptions Of Subscribers	Number of Shares taken by each Subscriber
Sean McDonald, “Helena”, Rochestown Park, Dun Laoghaire Co. Dublin.	One

Solicitor’s Assistant

Eleanor Allen, 54 Iveagh Gardens, Crumlin, Dublin 12.	One

Secretary

Dated the 13th day of June, 1984.

Witness to the above signatures:

Jack O’Farrell, 31, Fitzwilliam Square, Dublin 2.

Solicitor’s Apprentice

COMPANIES ACTS, 1963 to 2001

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

(incorporating all amendments made up to and including 25 September 2001)

of

THE INSTITUTE OF BIOPHARMACEUTICS LIMITED

PRELIMINARY

1.	The regulations contained in Part II of Table A in the First Schedule to the Companies Act, 1963 (as amended by the Companies Acts 1963 to 1983) shall apply to the Company subject to the alterations herein contained and shall so far as not inconsistent with these presents bind the Company and the shareholders.

CAPITAL

2.	The capital of the company is €625,000 divided into 500,000 Ordinary Shares of €1.25 each.

ALLOTMENT or SHARES

3.	The Directors are generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (as defined for the purposes of section 20 of the Companies (Amendment) Act, 1983) up to an aggregate nominal amount of €624,997.5; provided that this authority shall expire on 1st June, 1989, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired.

4.	Section 23 (1) of the Companies (Amendment) Act, 1983 is hereby excluded in its application in relation to all allotments by the Company of equity securities as defined for the purposes of that section.

TRANSFER OF SHARES

5.	Any member being an individual may at any time transfer all or any shares held by him to his spouse or children (including step and adopted children) and the Directors shall not be entitled to decline or refuse to register any such transfer or transfers.

PROXIES

6.	In regulation 70 of Part I of Table A the words “not less than 48 hours before the time of holding” and “not less than 48 hours before the time appointed for” shall be deleted and there shall be substituted therefore the words “before the commencement of” on both occasions.

RESOLUTIONS IN WRITING

7.	A resolution in writing made pursuant to regulation 6 of Part II of Table A may consist of two or more documents to the same effect each signed by one or more members.

DIRECTORS

8.	The Directors shall not retire by rotation and regulation 92 to 100 inclusive of Part I of Table A shall be modified accordingly.

ALTERNATE DIRECTORS

9.	The appointment of an alternate or substitute director need not be approved by the majority of the Directors and regulation 9 of Part II of Table A shall be modified accordingly.

RESOLUTIONS IN WRITING BY DIRECTORS

10.	A resolution in writing signed by each Director (or his alternate director) shall be as valid as if it has been passed at a meeting of the Directors duly convened and held, and may consist of one document or two or more documents to the same effect each signed by one or more Directors (or their alternates) and regulation 109 of Part I of Table A shall be modified accordingly.

BORROWING POWERS

11.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and, subject to section 20 of the Companies (Amendment) Act, 1983, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the company or of any third party. Regulation 79 of Part I of Table A shall not apply.

Names, Addresses and Descriptions of Subscribers

Sean McDonald,

“Helena”,

Rochestown Park,

Dun Laoghaire

Co. Dublin.

Solicitor’s Assistant

Eleanor Allen,

54 Iveagh Gardens,

Crumlin,

Dublin 12.

Secretary

Dated the 13th day of June, 1984.

Witness to the above signatures:

Jack O’Farrell,

31, Fitzwilliam Square,

Dublin 2.

Solicitor’s Apprentice